EXHIBIT 99.1

Approved:	Gary H. Schoenfeld
President and
Chief Executive Officer
(562) 565-8267

FOR IMMEDIATE RELEASE

Contact:	Chad A. Jacobs/Thomas M. Ryan
Integrated Corporate Relations
(203) 222-9013

VANS, INC. REPORTS THIRD QUARTER SALES AND EARNINGS

     Santa Fe Springs, California, March 20, 2002 — Vans, Inc. (Nasdaq: VANS) today announced financial results for the third quarter of fiscal 2002 ended March 2, 2002.

     Net sales for the quarter were $82.2 million versus $80.9 million last year with net income of $483,000 versus $2.0 million and diluted earnings per share of $0.03 versus $0.13, in line with consensus estimates. For the first nine months of fiscal 2002, sales were $268.5 million versus $256.0 million last year, net income was $12.3 million, versus $12.3 million, and diluted earnings per share was $0.67 compared to $0.82.

     “With sales and net income roughly flat for the first nine months of the year, our business remains challenging in the near term,” said Gary H. Schoenfeld, President and Chief Executive Officer. “Wholesale bookings are behind last year, with particularly difficult comparisons in our women’s business, and our retail comps have continued to run negative since September 11th, further impacting our margins and profits.”

     Total U.S. sales for the third quarter, including sales through Vans’ U.S. retail stores, were $55.0 million, versus $54.6 million for the same period a year ago. Sales through the Company’s U.S. retail stores increased 6.8% to $30.3 million in the quarter, from $28.4 million for the same period a year ago. Comparable store sales for the quarter declined 5.1% versus the same period last year. U.S. wholesale sales in the quarter declined 5.9% to $24.7 million, versus $26.2 million a year ago. Total international sales were $27.1 million, up 3.4% from $26.3 million a year ago.

     Gross margins for the quarter increased 350 basis points to 45.9% versus 42.4% a year ago driven primarily by changes in the channel mix. Inventory decreased $5.1 million to $55.0 million from $60.1 million a year ago.

     Mr. Schoenfeld continued, “There are some important bright spots in our business including the continued growth of our men’s footwear in the independent skate shops, as well as in the key lifestyle specialty accounts. The growth of our apparel joint venture with Pacific Sunwear is also accelerating and our balance sheet remains strong as we continue to tighten our inventory and have approximately $45 million in cash.”

     With respect to the fourth quarter, the Company stated that it does not believe it will meet its previous guidance of $70 million to $75 million in total revenues and flat to modestly positive earnings. The Company now expects sales to range from $62 million to $65 million and to incur an earnings-per-share loss of between $0.07 and $0.10 for the fourth quarter.*

     “Obviously we are disappointed by the negative trends we have experienced over the past six months. While retailers seem to be shortening their order cycles, fourth quarter orders for U.S. wholesale simply have not been materializing to the degree we were expecting,” Mr. Schoenfeld said.

     Looking ahead to fiscal 2003, with an assumption of flat comp store performance, the Company stated that it expects sales to increase by approximately 10% and earnings per share to range between $0.70 and $0.75, representing a more than 20% gain.* Excluding revenue from the VANS Warped Tour,® the Company’s current expectation for the first quarter is that revenue will be approximately even with the first quarter of fiscal 2001, with retail stores opened during the past year offsetting an anticipated 10% decline in U.S. wholesale sales, and that earnings per share will range between $0.45 and $0.50.* While still lagging behind last year, current U.S. bookings are above $30 million for the first quarter, with the window still open for July and August deliveries.*

     Mr. Schoenfeld concluded, “While remaining opportunistic toward other facets of our business, our short term priorities are focused in three major areas: footwear and apparel design and development, retail merchandising and expense management. We believe we have built a great brand and are focused on the tasks at hand as we look to re-establish our sales and earnings momentum in fiscal ‘03.”*

     Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of Core Sports,™ such as skateboarding, snowboarding, surfing and wakeboarding, and through major entertainment events and venues, such as the VANS Triple Crown™

Series, the VANS Warped Tour,® the VANS World Amateur Skateboarding Championships, 11 large-scale VANS skateparks, and the VANS High Cascade Snowboard Camp,® located on Mt. Hood. The Company operates 160 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for Core Sports,™ snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. Vans’ Internet address is www.vans.com.

(Tables to Follow)

*These are forward-looking statements about the Company’s sales and earnings for the fourth quarter of fiscal 2002 and for fiscal 2003. Actual sales and earnings results for these periods may vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry; (ii) the continuance of downward trends in the U.S. economy (including, particularly, the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to expand and grow its retail business; (iv) changes in the fashion preferences of the Company’s target customers and the Company’s ability to anticipate and respond to such changes; (v) increasing competition in all lines of the Company’s business from both large, well-established companies with significant financial resources and brand recognition, and smaller niche competitors who market exclusively to the Company’s target customers; (vi) the cancellation of orders which could alter bookings numbers; (vii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro on the Company’s European business; (viii) whether the Company’s current skateparks perform to expectations and whether future skateparks opened by the Company will be as successful as the Company’s current parks; and (ix) whether the Company’s expense reduction initiatives are achieved. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended May 31, 2001, which is filed with the Securities and Exchange Commission.

Vans, Inc.

Condensed Consolidated Financial Summary Third Quarter of Fiscal Year 2002
Third Quarter of Fiscal Year 2002 and 2001
(Amounts in thousands, except per share amounts)

STATEMENTS OF OPERATIONS	Three Months Ended		Nine Months Ended

	MAR. 2, 2002	Feb. 24, 2001	MAR. 2, 2002	Feb. 24, 2001

Retail	$30,328	$28,393	$87,064	$79,074
National	24,686	26,220	103,933	101,664
International	27,137	26,252	77,547	75,225

	82,151	80,865	268,544	255,963
Cost of sales	44,414	46,566	142,208	145,067

Gross profit	37,737	34,299	126,336	110,896
Gross profit percentage	45.9%	42.4%	47.0%	43.3%
Operating expenses and income:
Selling and distribution	24,224	20,239	69,538	59,140
Marketing, advertising and promotion	8,284	6,601	26,640	19,082
General and administrative	4,526	3,215	11,660	9,542
Trademark/goodwill amortization	62	428	152	1,207

Total operating expenses	37,096	30,483	107,990	88,971
Operating profit	641	3,816	18,346	21,925
	0.8%	4.7%	6.8%	8.6%
Other (income) expense, net (a)	159	(208)	252	(886)
Interest (income) expense, net	(235)	672	(946)	2,027

Other income and expense	(76)	464	(694)	1,141
Earnings before income taxes and cumulative effect of acctg chg	717	3,352	19,040	20,784
Income tax expense	215	1,140	5,712	7,067
Minority share of income	19	197	990	986

Earnings before cumulative effect of acctg chg	483	2,015	12,338	12,731
Cumulative effect of acctg chg	—	—	—	441
Net earnings	$483	$2,015	$12,338	$12,290

Earnings per share information:
Basic:
Weighted average shares outstanding	17,695	14,299	17,681	14,026
Income before cumulative effect of acctg chg	$0.03	$0.14	$0.70	$0.91
Cumulative effect of accounting change	—	—	—	0.03

Net earnings per basic share	$0.03	$0.14	$0.70	$0.88

Diluted:
Weighted average shares outstanding	18,310	15,416	18,403	15,027
Income before cumulative effect of acctg chg	$0.03	$0.13	$0.67	$0.85
Cumulative effect of accounting change	—	—	—	0.03

Net earnings per diluted share	$0.03	$0.13	$0.67	$0.82

FOOTNOTE:

(a)  Other (income) expense consists primarily of licensing royalties, hedging activity, and foreign exchange gains or losses.

Vans, Inc.

Condensed Consolidated Financial Summary Third Quarter of Fiscal Year 2002
(In thousands of Dollars)

BALANCE SHEETS	MAR. 2, 2002	Feb. 24, 2001

ASSETS:
Current assets
Cash	$45,210	$11,112
Trade receivables	45,516	45,074
Inventory	54,984	60,091
Deferred income taxes	3,297	2,852
Other current assets	16,180	9,857

Total Current Assets	165,187	128,986
Property, plant and equipment, net	44,573	35,285
Intangible assets	32,057	24,972
Other assets	9,192	3,838

Total assets	$251,009	$193,081

LIABILITIES:
Short-term borrowings	$2,313	$20,883
Current liabilities	29,809	26,760
Restructure costs	124	124
Other long-term liabilities	6,539	16,584

Total liabilities	38,785	64,351
Minority interest	3,125	2,853
Shareholders’ equity	209,099	125,877

Total liabilities and
shareholders’ equity	$251,009	$193,081